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                                                                  Exhibit 4


                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made the 30th day of May, 1995

     BETWEEN:

     (1)  KIDDE INDUSTRIES, INC., a Delaware corporation ("Seller"); and

     (2)  USI AMERICAN HOLDINGS, INC., a Delaware corporation ("Purchaser").

     WHEREAS:

     (A) Seller is the registered and beneficial owner of 258,600 shares (collectively, the "Sale Shares") of common stock, par value $.10 per share, of Richton International Corporation (the "Company").

     (B) Seller wishes to sell and the Purchaser wishes to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED as follows:

          1.   Sale and Purchase of Shares.
               ---------------------------

               Subject to the terms and conditions of this Agreement, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Sale Shares free from any lien, option, charge and encumbrance, right of pre-emption or any other third party right and together with all benefits and rights attached thereto.

          2.   Purchase Price.
               --------------

               (a) The total consideration for the sale of all of the Sale Shares (the "Purchase Price") shall be Seven Hundred Forty Three Thousand Four Hundred Seventy Five Dollars ($743,475), payable in cash at the Closing, subject to post-Closing adjustment as provided herein.

               (b) The Purchase Price for the Sale Shares shall be adjusted by the amount by which (x) the product of 258,600 multiplied by the average of the high and low sale prices for a share of the Company's common stock on the American Stock Exchange on the Closing Date (as defined below) is greater or less than (y) the Purchase Price. Payment of this amount shall be made within 60 days after the Closing (in the event the amount set forth in clause (x) is greater than the amount set forth in clause (y), such payment to be made by Purchaser, and in the event the amount set forth in clause (y) is greater than the amount set forth in clause (x), such payment to be made by

















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     Seller), in U.S. dollars, together with interest accruing on such amount from and including the Closing Date to but excluding the date of payment at the prime rate charged by Chemical Bank to its corporate customers during such period.

               The total consideration for the sale of all of the Sale Shares shall be an amount determined by multiplying (x) 258,600 by (y) the last reported sale price of a share of common stock, par value $.10 per share, of the Company on the American Stock Exchange on the last trading day prior to the Closing Date (as defined below), payable in cash at the Closing.

          3.   Closing.
               -------

               3.1  Date of Closing.  Subject to the satisfaction of each
                    ---------------
     of the conditions set forth in Section 5, the closing of the sale and purchase of the Sale Shares hereunder (the "Closing") shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York, 10153 (or at such other place as the parties may agree in writing) at 10:00 a.m., New York City time, on June 5, 1995 (the "Closing Date").

               3.2  Title to Sale Shares Prior to Closing.  Until the
                    -------------------------------------
     Closing, Seller shall continue to have full right, title and interest in and to the Sale Shares, including the right to receive any dividends, distributions or payments made with respect to the Sale Shares, and the right to vote the Sale Shares.

          4.   Actions Prior to Closing.
               ------------------------

               4.1  Best Efforts.  Each of the parties shall use its
                    ------------
     reasonable best efforts (without undue expense) to cause the fulfillment, at or prior to the Closing Date, of all of the conditions to their respective obligations to consummate the sale and purchase of the Sale Shares under this Agreement.


          5.   Conditions of Closing.
               ---------------------

               The obligations of Seller to sell, and Purchaser to purchase, all of the Sale Shares are subject to the fulfillment, prior to or at the Closing, of each of the following:

               a. Hanson PLC shall have paid a stock dividend to its shareholders consisting of all of the outstanding shares of capital stock of Purchaser's parent, U.S. Industries, Inc. (the "Stock Dividend"); and

               b. There shall not be in effect any injunction or restraining order issued by a court of competent
















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          jurisdiction barring the consummation of the sale and purchase of the Sale Shares pursuant to this Agreement.

          6.   Deliveries at Closing.
               ---------------------

               At the Closing, the parties shall make the following deliveries and take the following actions:

               a. Seller shall deliver to Purchaser share certificates representing the Sale Shares, accompanied by stock powers or other appropriate transfer forms duly endorsed by Seller; and

               b. Purchaser shall transfer to Seller (to such account as shall be designated by Seller) the Purchase Price in immediately available funds.

          7.   Further Agreements of the Parties.
               ---------------------------------

               7.1  Further Assurance.  The parties hereto undertake to co
                    -----------------
     -operate in good faith to ensure that they do such acts and things as may reasonably be necessary to complete the sale and purchase of the Sale Shares. At all times after the date of this Agreement and after the completion of the sale and purchase of the Sale Shares, the parties shall use their reasonable best efforts to procure that any necessary third party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving to Seller and Purchaser, respectively, the full benefit of all the provisions of this Agreement. Seller and Purchaser will use their reasonable best efforts to obtain any consent, substitution, approval or amendment required to novate or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Sale Shares of value to Purchaser; provided, however, that neither Seller nor Purchaser shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to the third party from whom such consents, approvals, substitutions and amendments are requested. If Seller or Purchaser is unable to obtain any such required consent, approval, substitution or amendment, Seller (or its subsidiaries) shall continue to be bound by such agreements, leases, licenses and other rights and, unless not permitted by law or the terms thereof, Purchaser (or its subsidiaries) shall, as agent for Seller (or its subsidiaries) or as subcontractor, pay, perform and discharge fully all the obligations of Seller (or its subsidiaries) thereunder from and after the Closing and indemnify and hold harmless Seller and its subsidiaries from and against, all losses, claims, damages, taxes, liabilities and expenses whatsoever arising out of or in connection with Purchaser's (or its subsidiaries' or affiliates') performance of or omission to


















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     perform its obligations thereunder and hereunder.  Seller (or its subsidiaries) shall, without further consideration, pay and remit to Purchaser (or its subsidiaries) promptly all money, rights and other consideration received in respect of such performance after payment of any taxes due from Seller (or its affiliates) with respect to such receipt. Seller (or its subsidiaries) shall exercise their rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 7.1 only as reasonably directed by Purchaser and at Purchaser's expense. If and when any such consent shall be obtained or such agreement, lease, license or other rights shall otherwise become assignable or able to be novated, Seller (or its subsidiaries) shall promptly assign all its rights and obligations thereunder to Purchaser (or its subsidiaries) without payment of further consideration and Purchaser (or its subsidiaries) shall, without the payment of any further consideration, assume such rights and obligations. To the extent that the assignment of any contract or agreement or the proceeds thereof pursuant to this Section
     7.1 is prohibited by law, the assignment provisions of this paragraph shall operate to create a subcontract with the Purchaser to perform each relevant, unassignable contract or agreement, and the subcontract price shall be equal to the money, rights and other consideration (after tax) received by Seller with respect to the performance by Purchaser under such subcontract.

               7.2  No Warranties.  Other than as explicitly provided
                    -------------
     herein, Seller does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant (whether express or implied) with respect to, the value of the Sale Shares. Other than as explicitly provided herein, the Sale Shares, as well as all assets of the Company, to be acquired, directly or indirectly, by the Purchaser hereunder are transferred on an "AS IS, WHERE IS" basis. The parties acknowledge and agree that the Purchase Price for the Sale Shares of the Company represents the mutually agreed upon fair market value of such Sale Shares, and neither party (or their respective permitted successors and assigns) shall have the right at any time in the future to make any claim or raise any dispute with respect to the adequacy or fairness of the consideration paid for any of the Sale Shares.

               7.3  Transfer Taxes.  Any and all transfer taxes, stamp
                    --------------
     duties and similar charges relating to the purchase and sale of the Sale Shares shall be paid by Seller.































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               7.4  Agreement of Purchaser Regarding Sale Shares.
                    --------------------------------------------
     Purchaser agrees that it will not offer, sell or otherwise transfer the Sale Shares except in compliance with, pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and/or any other applicable securities law.

          8.   Arbitration.
               -----------

               Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 8; provided,
                                                                  --------
      however, that nothing contained herein shall preclude either party
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     from seeking or obtaining (a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or, pending resolution of Disputes hereunder, to preserve the status quo. Seller or Purchaser (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing reasonable description of the Dispute to the other, and expressly requesting arbitration hereunder. The parties hereby agree to submit all Disputes to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York City by three arbitrators acting by majority vote (the "Panel") selected by agreement of the Parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all pro-ceedings shall be confidential. Either





















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     party may at its expense make a stenographic record thereof.  The
     Panel shall complete all hearings not later than ninety (90) days after its selection or appointment, and shall make a final award not later than thirty (30) days thereafter. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. Notwithstanding the foregoing, in no event may the Panel award multiple, punitive or exemplary damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

          9.   Miscellaneous.
               -------------

               9.1   No Impeachment.  Neither of the parties hereto shall
                     --------------
     impeach this Agreement on the grounds that any of the Directors of Seller stand in any fiduciary position to Purchaser or that any of the Directors of Purchaser stand in any fiduciary position to Seller or that the Directors of either party do not constitute an independent Board.

               9.2   Assignments.  Except as provided in this Section 9.2,
                     -----------
     neither party may assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, Seller acknowledges and agrees that Purchaser may assign its rights and obligations under this Agreement to Jacuzzi, Inc., Jacuzzi, Inc. may assign such rights and obligations to JUSI Holdings, Inc., and JUSI Holdings, Inc. may assign such rights and obligations to one or more of its subsidiaries, provided that such an assignment shall have no effect on, and shall not be deemed to constitute a release of Purchaser (or Jacuzzi, Inc. or JUSI Holdings, Inc.) from, its obligations under this Agreement.

               9.3    Governing Law; Counterparts.  This Agreement shall be
                      ---------------------------
     governed by and construed in accordance with the internal laws of the State of New York and may be executed in more than one counterpart and by different parties of each counterpart and all such counterparts when executed shall form one and the same agreements.



























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               IN WITNESS WHEREOF, Seller and Purchaser have caused this
     Agreement to be signed and delivered by their respective officers, thereunto duly authorized, all as of the date first written above.


                              KIDDE INDUSTRIES, INC.


                              By:/s/ George H. Hempstead
                                 ------------------------------------------
                                 Name:  George H. Hempstead
                                 Title: Vice President


                              USI AMERICAN HOLDINGS, INC.


                              By:/s/ Graham Dransfield
                                 ------------------------------------------
                                 Name:  Graham Dransfield
                                 Title: Vice President